For Immediate Release
                                                       ---------------------


Contact:          Diana Burton              John Mellett
                  U.S. Industries           Zurn Industries
                  (732) 767 2255            (972) 560 2219


                  U.S. INDUSTRIES AND ZURN INDUSTRIES TO MERGE
                  --------------------------------------------
                     IN A TRANSACTION VALUED AT $765 MILLION
                     ---------------------------------------

         --USI to Provide $44.30 Per Share Value to Zurn Shareholders--


ISELIN, NJ, and DALLAS, TX, February 17, 1998 -- U.S. Industries, Inc. (NYSE:USI) and Zurn Industries, Inc. (NYSE:ZRN) jointly announced today that they have entered into a definitive strategic merger agreement through which U.S. Industries will acquire Zurn Industries in a stock for stock transaction. Including approximately $210 million of Zurn debt that will be assumed, the total value of the transaction will be approximately $765 million. Based on U.S. Industries' February 13, 1998 closing price of $27 11/16 and Zurn's $37 1/16, the agreement would result in a value of $44.30 per share to Zurn shareholders. Following completion of the transaction, U.S. Industries is expected to have annual revenues of approximately $3.3 billion.

Under the terms of the agreement, which was approved unanimously by the Boards of Directors of both companies, each outstanding Zurn share of common stock will be exchanged for 1.6 shares of common stock of a new public company to be named "U.S. Industries" which will hold the assets of both U.S. Industries and Zurn. Each outstanding share of U.S. Industries common stock will be exchanged for one share of the new company. Following closing of the transaction, U.S. Industries shareholders will own approximately 80% of the outstanding shares and Zurn shareholders will own approximately 20%. The transaction will be tax free to the shareholders of each company.

David H. Clarke, Chairman and Chief Executive Officer of U.S. Industries, and John G. Raos, President and Chief Operating Officer of U.S. Industries, will assume those positions in the new company. Robert R. Womack, Chairman and Chief Executive Officer of Zurn Industries, will take on the newly created position of Chairman and Chief Executive Officer of U.S. Industries Bath and Plumbing Products Company.

This newly formed group will bring together USI's Jacuzzi bath brand with the Zurn and Eljer lines of commercial and residential plumbing and building products for the retail and specification markets. The newly created U.S. Industries Bath and Plumbing Products Company, which will be the second largest bath and plumbing company in North America, is expected to have annual revenues of about $1.1 billion.

Mr. Clarke stated, "The merger with Zurn represents a significant step forward in achieving our stated strategy to develop each of our major core businesses into world class suppliers. The combination of our internationally recognized Jacuzzi bath brand with Zurn's high-end bathroom and plumbing products and fixtures creates the opportunity for excellent cost and marketing synergies and will enable the combined group to expand both internationally and here in the U.S." Mr. Clarke further stated, "Before transaction related charges, the acquisition is expected to be marginally dilutive to earnings per share in the last half of our fiscal year which ends September 30, 1998 but it is expected to be accretive to earnings per share in the 1999 fiscal year which begins October 1, 1998. The acquisition, which will generate significant positive cash flow, will further strengthen our balance sheet and assist us in continuing to fulfill our strategy of achieving at least 15% earnings per share growth annually."

Mr. Womack added, "This transaction represents an outstanding opportunity for Zurn's shareholders to receive a premium value for their shares and also to have the ability to participate in the future of a dynamic company with a superior track record. I am looking forward to continuing to work toward the benefit of all shareholders by leading U.S. Industries Bath and Plumbing Products into the future."

U.S. Industries anticipates the transaction will be accounted for as a pooling of interests. Closing of the transaction is subject to customary regulatory review and approval by the shareholders of both companies. The transaction is expected to be completed in April.

Upon completion of the transaction, new U.S. Industries' Board of Directors will include U.S. Industries' current nine directors and Mr. Womack and Mr. William
E. Butler, retired Chairman and Chief Executive Officer of Eaton Corporation, who currently serve on Zurn's Board.

Zurn Industries, Inc., headquartered in Addison, Texas, has annualized sales of over $630 million and is an industry leader in manufacturing and marketing plumbing



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

products; heating, ventilation and air conditioning (HVAC) products; fire protection systems; and in providing water resource construction services. Zurn Plumbing Products manufactures specification drainage products, flush valves, plumbing fittings, back flow and pressure reducing valves and trench drains. These products rank first, second or third in market share in each of their respective categories. Through its Eljer plumbingware and U.S. Brass businesses the company manufactures toilets, lavatories, bathtubs, kitchen fixtures and faucets under the Eljer, Valley, Eastman, Qest and QestPEX brands for residential and light commercial use. U.S. Brass is the number one manufacturer of plastic pipes for potable water in the United States. Through Selkirk/Dry and Selkirk Europe, the company manufactures prefabricated chimneys, venting systems, registers, grilles and specialty HVAC products. Zurn is also a leading fire sprinkler systems provider in the Western United States through its Cosco and Firetrol subsidiaries and builds water and wastewater facilities in Southern California through its Advanco Constructors business.

Credit Suisse First Boston is acting as financial advisor to U.S. Industries and B.T. Wolfensohn is financial advisor to Zurn.

U.S. Industries is a diversified industrial management corporation with revenues of $2.3 billion. Its companies include such well-known businesses as Jacuzzi, Ames garden tools, Ertl toys, Rexair vacuum cleaners, Lighting Corporation of America, EJ Footware and Garden State Tanning.

Disclosure Concerning Forward-Looking Statements
------------------------------------------------
Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the companies such as consumer spending patterns, availability of consumer credit, interest rates, inflation rates, the level of residential and commercial construction, the level of automotive production, and the cost of raw materials, along with other specific factors with respect to the companies' businesses as set forth in the companies' reports and other documents filed with the Securities and Exchange Commission.

                                    * * * * *

                      See Accompanying Transaction Summary





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

                           U.S. Industries (NYSE:USI)
                            Announces the Merger with
                           Zurn Industries (NYSE:ZRN)


Transaction Value:            Approximately $765 million
                              Based on February 13, 1998 closing price

Exchange Ratio:               1.6 U.S. Industries shares for each Zurn share

Anticipated Closing:          April 1998

Termination Fee:              $10.0 million and an option to purchase 10.1% of
                              Zurn's outstanding shares

Conditions Include:           Customary regulatory review and approval by
                              shareholders of both companies

Management:                   David H. Clarke, Chairman and CEO, U.S. Industries
                              John G. Raos, President and COO, U.S. Industries
                              Robert R. Womack, Chairman and CEO, Zurn
                              Industries

Board:                        Current U.S. Industries Board (9) plus Robert R.
                              Womack and William E. Butler from the present Zurn Board



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